Exhibit 99.4

SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION

The following table presents unaudited quarterly financial data for CareFusion Corporation (the “Company”) for each of the quarters in the fiscal year ended June 30, 2009. As set forth in the Form 8-K of which this Exhibit 99.4 forms a part (this “Form 8-K”), on August 31, 2009, Cardinal Health, Inc. (“Cardinal Health”) completed the spinoff of the Company through a pro rata distribution to Cardinal Health shareholders of approximately 81% of the Company’s outstanding common stock. In connection with the spinoff, Cardinal Health retained certain lines of business that manufacture and sell surgical and exam gloves, drapes and apparel and fluid management products in the U.S. markets and that were historically managed by the Company prior to the spinoff, which were part of the clinical and medical products businesses of Cardinal Health. For the fiscal year ended June 30, 2009, these businesses were reported in the Company’s financial statements on an as-managed basis. In connection with the spinoff, effective as of August 31, 2009, these businesses have been reclassified by the Company as a discontinued operation.

In addition, as disclosed in CareFusion’s Quarterly Report on Form 10-Q for the period ended September 30, 2009, the Company committed to a plan to dispose its Audiology business during the quarter ended September 30, 2009, and subsequently sold the business on October 1, 2009. As a result, this business has been reclassified by the Company as a discontinued operation. The unaudited quarterly financial data presented in the following table reflects the reclassification of these businesses as discontinued operations.

	Quarter Ended				Fiscal Year Ended June 30, 2009
(in millions, except per share amounts)	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009

Revenue [1]	$915	$969	$844	$867	$3,595
Cost of Products Sold	478	495	426	465	1,864

Gross Margin	437	474	418	402	1,731

Selling, General and Administrative Expenses	280	256	262	257	1,055
Research and Development Expenses	37	41	39	43	160
Restructuring and Acquisition Integration Charges	30	5	20	17	72

Operating Income [2]	90	172	97	85	444

Interest Expense and Other, Net	32	23	25	21	101

Income Before Income Taxes	58	149	72	64	343
Provision (Benefit) for Income Taxes	28	42	(16)	(1)	53

Income from Continuing Operations	30	107	88	65	290
Income from Discontinued Operations, Net of Tax	83	81	83	31	278

Net Income	$113	$188	$171	$96	$568

Per Share Amounts: [3]

Basic Earnings per Common Share
Continuing Operations	$0.14	$0.48	$0.40	$0.30	$1.32
Discontinued Operations	$0.38	$0.37	$0.38	$0.14	$1.26
Basic Earnings per Common Share	$0.51	$0.85	$0.78	$0.44	$2.58

Diluted Earnings per Common Share
Continuing Operations	$0.14	$0.48	$0.40	$0.30	$1.32
Discontinued Operations	$0.38	$0.37	$0.38	$0.14	$1.26
Diluted Earnings per Common Share	$0.51	$0.85	$0.78	$0.44	$2.58

Weighted-Average Number of Shares Outstanding: [4]
Basic	220.5	220.5	220.5	220.5	220.5
Diluted	220.5	220.5	220.5	220.5	220.5

Effective Tax Rate	48.3%	28.2%	(22.6)%	(2.1)%	15.3%

[1]	Revenues by reporting segment for each of the quarterly periods in the fiscal year ended June 30, 2009 were as follows (excluding intercompany revenues):

	Quarter Ended
	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009
Critical Care Technologies	$618	$675	$543	$593
Medical Technologies and Services	297	294	301	274

[2]	Operating income by reporting segment for each of the quarterly periods in the fiscal year ended June 30, 2009 was as follows:

	Quarter Ended
	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009
Critical Care Technologies	$75	$146	$56	$77
Medical Technologies and Services	15	26	41	8

[3]

Earnings per share calculations are performed separately for each period and component presented. Therefore, the sum of the per share components from the table may not equal the per share amount presented.

[4]

Reflects shares outstanding for earnings per share calculation purposes after the August 31, 2009 distribution of our common stock based on a ratio of 0.5 shares of our common stock for each common share of Cardinal Health.